EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2020 Conference Call
February 25, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter and full year 2020 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 24, 2021 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2020 with the fourth quarter of 2019.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

Since our last call in October, our business and the industry have remained pressured due to the pandemic and these remain challenging times for our country, the economy, and of course, the hospitality industry.

I’ll start with the current environment and how Ashford Trust has managed through this pandemic and the early parts of the recovery. After that, Deric will review our financial results, and Jeremy will provide an operational update on our portfolio.

I like to highlight some of our accomplishments and we can get into more detail later in the call:

First, we secured strategic financing with additional future commitments to provide years of runway.

Second, we effectively completed our forbearance initiative.

Third, we have delevered our balance sheet by close to half a billion dollars since the beginning of the pandemic.

Fourth, we have materially grown both the equity value of the company and daily trading volume to provide increased liquidity for our shareholders.

Fifth, we have reduced our monthly property cash utilization by approximately 85% since the second quarter.

Lastly, though we have an attractive loan maturity schedule, we have successfully modified property loan extension tests on two large pools for 2023 and 2024. This initiative will continue to be a focus for us going forward.

While we have made progress getting our business back up and running, we anticipate dealing with challenges for some time because of the impact of COVID-19 on the U.S. hospitality industry and the day-to-day operations at our own hotels.

However, there have been a number of positive developments for both our Company and the hospitality industry over the past few months. We are very encouraged by the development and deployment of vaccines in the U.S. and believe that progress on that front will provide some visibility to the end of the pandemic. Some doctors and scientists believe that herd immunity in the U.S. could be reached as early as April.

As I mentioned earlier, we are substantially complete with our debt forbearance efforts, signing several agreements during and subsequent to the end of the quarter.

Most importantly, last month we closed a crucial strategic financing. We drew down an initial $200 million at the closing of the financing and have the option to draw down an additional $250 million, if needed. We are optimistic about the long-term outlook for the Company, and by taking decisive actions to strengthen our balance sheet with this financing and other steps, we now have multiple years of runway that will allow us to capitalize on the upcoming recovery in the hospitality industry.

As discussed on our recent earnings calls, our response to this pandemic has been swift and comprehensive. We have focused our efforts on providing a safe environment for the guests and staff at our properties, while at the same time taking aggressive measures to protect our properties and preserve liquidity so that we can be in position to return to profitability as the economy opens up and travel resumes.

Operationally, we are focused on mitigating the financial impact of the pandemic with aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to quickly cut costs and rapidly adjust to this new operating environment. We are proud of their efforts and believe this important relationship has enabled us to better weather the impact of COVID-19. Jeremy will discuss this in more detail.

We have also significantly reduced our planned spend for capital expenditures for the year and suspended both our common and preferred dividends. Deric will provide more detail around our liquidity outlook.

We have been actively working with our lenders on our property-level debt to arrange mutually acceptable forbearance agreements to reduce our near-term cash utilization and improve our liquidity. In early October, we announced that we entered into forbearance agreements on our KEYS loan pools as well as the Hilton Boston Back Bay, representing 35 hotels and approximately $1.3 billion of debt. We also extended our loan on the Marriott Gateway, which now has a final maturity date of November 2021. We anticipate refinancing this loan later this year as debt terms continue to improve and the recovery advances.

On December 31, 2020, we executed forbearance agreements on 2 loan pools representing 5 hotels as well as the loans for the Residence Inn Jacksonville and Residence Inn Manchester. Together, these agreements represented $52 million of debt. Subsequent to quarter end, on January 19, 2021, we entered into a modification agreement on our JP Morgan 8 portfolio loan representing 8 hotels and $395 million of debt. This agreement paid all deferred amounts current in exchange for reducing future debt yield extension tests. Additionally, on February 9, 2021, we entered into a modification agreement on our MS 17 portfolio loan representing 17 hotels and $419 million of debt. This agreement also paid all deferred amounts current in exchange for lowering a future debt yield extension test.

With the signing of these agreements, we are now substantially complete with our forbearance initiatives, as we have loan forbearance or modification agreements in place for 97 properties, representing approximately 98% of our current outstanding mortgage debt balance. These forbearance agreements are important because they typically allow us to defer interest on the loans for a period of time, subject to certain conditions, and also allow us to utilize lender and manager-held reserve accounts, which are included in restricted cash on our balance sheet, to fund operating shortfalls at the hotels. We continue to have discussions with our lenders on the small remaining loan pools where we have not yet signed forbearance agreements.

As I mentioned on a prior call, one of my challenges as CEO is to make sure that we emerge from this crisis in a better position as a company. To that end, with the closing of our strategic financing and given the progress we have made on forbearances, we are now in a position to spend some time analyzing lessons we have learned from this crisis and over the past decade. Those reflections will likely lead to an update of the go-forward strategy of Ashford Trust. This could include changes to our leverage profile, financing strategies, and investment criteria. We will be communicating these updates with the investment community in due course.

The past year has been extraordinary by any measure, and I could not be prouder of the effort and the performance of our teams during this time. I believe our response has been the right one for both the short- and long-term health of our guests, our portfolio, the communities we serve, and our shareholders. Our management team has extensive experience in effectively navigating tough market environments and extended downturns. Each crisis is invariably different, but we believe we have the right plan in place to protect the long-term values of our assets and the company.

I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the fourth quarter of 2020, we reported a net loss attributable to common stockholders of $70.5 million, or $2.29 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $1.67.

Adjusted EBITDAre totaled negative $23.1 million for the quarter.

At the end of the fourth quarter, we had $3.7 billion of mortgage loans with a blended average interest rate of 3.5%. This average interest rate does not take into account any default rates. Our loans were approximately 6% fixed rate and 94% floating rate. Our hotel loans are all non-recourse. As Rob mentioned, we have signed forbearance or other agreements for 97 properties representing approximately 98% of our current outstanding mortgage debt balance.

We ended the quarter with cash and cash equivalents of $92.9 million and restricted cash of $74.4 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. At the end of the quarter, we also had $9.4 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. From a cash utilization standpoint, our Hotel EBITDA in the fourth quarter was negative $9.3 million. That equates to a shortfall of around $3-4 million per month. Our current monthly run-rate for interest expense is approximately $11.4 million and our current monthly run-rate for corporate G&A and advisory expense is approximately $4 million. In total, our current monthly cash utilization is approximately $18-$20 million, which is down significantly from around $37 million that we disclosed in the second quarter.

As of December 31, 2020, our portfolio consisted of 103 hotels with 22,594 net rooms.

Our current share count stands at approximately 86.4 million fully diluted shares outstanding, which is comprised of 84.2 million shares of common stock and 2.2 million OP units. At yesterday’s closing stock price of $3.97, that equates to an equity market cap of approximately $343 million.

During the quarter, we closed on our previously commenced offers to exchange shares of common stock for all outstanding shares of each series of preferred stock. Approximately 30% of the preferred stock participated in the exchange offers and the transaction resulted in the issuance of approximately 38.4 million new shares of our common stock. Additionally, from December 8, 2020 through February 23, 2021, we entered into privately negotiated exchange agreements with certain holders of our preferred stock to exchange an additional approximately 13.1 million shares of common stock for approximately 2.3 million shares of preferred stock. Through these exchanges, we have exchanged approximately 41% of our original preferred stock into common stock. After taking into account the $200 million of new corporate debt that we closed on in January, we have lowered our outstanding debt plus preferred equity by over $430 million since the beginning of the pandemic.

During the quarter, we also entered into an Equity Line with Lincoln Park Capital. During the fourth quarter and into the first quarter of 2021, we issued approximately 10.6 million shares of common stock under the Equity Line raising approximately $25.1 million in net proceeds.

Also, subsequent to quarter end, we entered into a Standby Equity Distribution Agreement, or SEDA, with Yorkville, pursuant to which we have the right to sell up to 13.7 million shares of our common stock. To date, we have issued 7.5 million shares under the SEDA for approximately $22 million in proceeds. In January, we also sold a small hotel, the Le Meridien in Minneapolis, for $7.3 million in net proceeds. Over the past several months, we have taken multiple steps to strengthen our financial position and improve our liquidity, and we are very happy with the progress that we’ve made. While we still have work to do to decrease our leverage, we believe the company is now well-positioned to benefit from the improving trends we are starting to see in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 70.1% during the fourth quarter of 2020, while Hotel EBITDA flow-through was a solid 55.6%. This pandemic has been the most difficult challenge our industry has ever faced, but we are optimistic that the worst is behind us. With the rollout of vaccines accelerating and people’s desire to travel again, we are starting to see an acceleration in bookings, including corporate demand.

I have said this several times over the years, but I’ll say it again because it is true: I believe we have the best asset management team in the hotel industry. These associates, along with the employees at our hotels, were on the front lines when the pandemic hit and had a lot of long and difficult days in 2020. One of the hardest things we had to do as an organization this past year was to work with our property managers to reduce labor costs quickly when it became clear that our hotels would be losing money for an extended period of time. On a full-year basis, our asset management team reduced labor, employment taxes, and benefits by approximately $191 million. That reflects a 53% reduction when compared to 2019, and also compares favorably to the industry average of a 50% reduction, according to STR.

As we look ahead, we are already seeing demand return in some key markets. Florida is one market that stands out in terms of the recovery in demand. Our hotels in Florida had occupancy of 46% during the fourth quarter, compared to the entire portfolio occupancy of 31%. We believe that a good portion of this outperformance has to do with the drive-to nature of these hotels and the lighter restrictions that the state has put in place compared to the rest of the country. Our La Concha hotel in Key West is a great example of the demand recovery we are seeing in Florida. That hotel actually ran higher occupancy in the fourth quarter than in the prior year quarter.

Another factor that resulted in improved demand for some of our hotels was the wildfires in California. A number of our properties hosted displaced transient guests, firefighters, and other groups. The Hilton Scotts Valley Santa Cruz was one hotel that benefited from the wildfires by hosting a group of firefighters. This group helped drive occupancy to 72% during the fourth quarter and resulted in RevPAR being down only 7% compared to the prior year quarter.

Moving on to capital management: over the last few years, we have invested significant capital in renovating our portfolio to maintain competitiveness. This was obviously important after the pandemic hit, and we needed to conserve as much cash as possible. With our portfolio in good shape from a physical product standpoint, and limited capital available for capital expenditures, we were very selective in how we allocated capital. During the fourth quarter, we completed the ballroom and meeting space renovation at the Hyatt Savannah to ensure the hotel is well-positioned for the return of group business. Looking ahead to 2021, we believe our portfolio is in good shape to benefit from the return in lodging demand.

Before moving to Q&A, I just want to mention that we are excited about the future of this portfolio. We continue to see our bookings increase and have even seen a slight increase in the trend for corporate demand. We are optimistic that this trajectory will continue to increase as we get further into 2021.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you again next quarter.